Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 14, 2013 with respect to the combined financial statements of the Barceló Portfolio for the year ended December 31, 2012 included in the Annual Report on Form 10-K for the year ended December 31, 2013 of American Realty Capital Hospitality Trust, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 18, 2014